Exhibit 10.19

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”), made and entered into as of December 16, 2008 by and between Harvey Clapp, a resident of the State of Alabama (“Employee”), and Peachtree Bank, an Alabama bank (“Employer”).

W I T N E S S E T H:

WHEREAS, Employer currently employs Employee as its President and Chief Executive Officer pursuant to that certain employment agreement between Employer and Employee dated as of October 31, 2006 (the “Employment Agreement”);

WHEREAS, Employer and Employee desire to continue such employment;

WHEREAS, Employer and Employee desire to amend the agreement to provide that the term of the agreement will be extended for one additional year as of each October 31 if Employer and Employee agree to so extend it within thirty (30) days prior to the applicable October 31; and

WHEREAS, Employer and Employee now desire to amend the Employment Agreement primarily so that the payments and benefits under the Employment Agreement comply with, or are exempt from, the rules of Section 409A of the Internal Revenue Code of 1986, as amended;

                NOW, THEREFORE, in consideration of the continued employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to modify the Employment Agreement as follows, effective as of January 1, 2009:

 1.            By adding the following to the end of the existing Section 2:

“The term of this Agreement shall expire at the end of such three (3)-year period, unless the parties agree, at least thirty (30) days in advance of the expiration of such term, to extend the term for one (1) additional year beginning on the third anniversary of the Effective Date.  If the term of this Agreement is extended as of any anniversary of the Effective Date, then the term may be extended for one (1) additional year as of the next anniversary of the Effective Date if the parties agree to extended it at least thirty (30) days in advance of the time the term would otherwise expire.”

2.             By adding the following to the end of the existing Section 4:

“All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred or in-kind benefits provided in one taxable year affect the expenses eligible for reimbursement or the in-kind benefits provided, as applicable, in any other taxable year.  The right to a reimbursement or an in-kind benefit under this Agreement will not be subject to liquidation or exchange for another benefit.”

3.             By deleting the existing Section 12.6 and substituting therefor the following:

“12.6           If this Agreement and Employee’s employment are terminated pursuant to either Section 12.2 or Section 12.3, then Employer, as Employer’s sole remaining obligation under this Agreement, shall pay to Employee in a lump sum within thirty (30) days following Employee’s termination of employment an amount equal to the sum of the following: (i) Employee’s Base Salary for the remaining months of the term of this Agreement at the Base Salary rate then in effect; (ii) the cost of COBRA health continuation coverage for Employee for the lesser of (a) the remaining months of the term of this Agreement or (b) eighteen (18) months; and (iii) the cost for term life insurance coverage provided by the Employer to the Employee for the remaining months of the term of this Agreement based on the monthly cost of premiums for such coverage in effect on the effective date of termination.”

4.             By adding the following new Section 12.8:

“12.8           Notwithstanding anything in this Agreement to the contrary (i) Employee shall be treated as having incurred a termination of employment hereunder, and shall be entitled to payments and benefits under Section 12.6 or 15.2, as applicable, only if he has incurred a ‘separation from service,’ within the meaning of Section 409A of the Internal Revenue Code, as amended (the ‘Code’), from Employer and all affiliated companies that, together with Employer, constitute the ‘service recipient’ within the meaning of regulations issued under Code Section 409A; and (ii) if Employee is a ‘specified employee’ within the meaning of Code Section 409A, at the date of his termination of employment, then any payments made in connection with Employee’s termination of employment that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to Employee during the seventh month following the date of his termination of employment.”

5.             By adding the following immediately before the phrase “(‘Termination of Employment’)” in Section 15.2: “and Employee contemporaneously or subsequently resigns”.

6.             By deleting the last sentence of Section 15.2 and substituting therefor the following:

“In the event the Aggregate Severance is required to be reduced pursuant to this Section, the portions of the Aggregate Severance paid or provided latest in time will be reduced first and if portions of the Aggregate Severance to be paid or provided at the same time must be reduced, noncash benefits will be reduced before cash payments.”

7.             By deleting the first sentence of the existing Section 15.3 and substituting therefor the following:

“During the remaining term of this Agreement following the effective date of a Change in Control, if Employer takes any of the following actions and Employee contemporaneously or subsequently resigns, such resignation shall be deemed to be a termination by Employer without Cause.”

8.             By deleting the last sentence of the existing Section 15.3 and substituting therefor the following:

“In any such event, upon Employee’s contemporaneous or subsequent resignation, Employee shall be entitled to all payments provided for in Section 15.2 of this Agreement.”

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first written above.

“Employee”

/s/ Tina C. Smith	/s/ Harvey Clapp		(SEAL)
Witness	Harvey Clapp

“Employer”

ATTEST	Peachtree Bank

	By:	/s/ Clem Clapp
/s/ Douglas J. Hertha	Its:	Executive Vice President

(CORPORATE SEAL)